Exhibit 99.1

       SANGAMO BIOSCIENCES REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

    RICHMOND, Calif., April 28 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the first quarter ended March 31, 2005. The consolidated net loss was $3.6 million, or $0.14 per share, as compared to a net loss of $2.9 million, or $0.12 per share, in the same period of 2004. At March 31, 2005, the company had cash, cash equivalents, investments and interest receivable of $30.0 million.

    Revenues for the first quarter of 2005 were $256,000 as compared to first quarter 2004 revenues of $811,000. First quarter 2005 revenues were from Sangamo's enabling technology research agreements, federal government research grants and human therapeutics collaborations. Revenues in the first quarter of 2004 were higher than in 2005 due primarily to the receipt of a milestone payment from Edwards Lifesciences for the filing of the investigational new drug application (IND) in their program to develop a ZFP Therapeutic(TM) for peripheral artery disease.

    Total first quarter 2005 operating expenses were $3.8 million as compared to $4.0 million in the prior year period. Research and development expenses were $2.7 million for the three months ended March 31, 2005 as compared to $3.0 million for the first quarter of 2004. General and administrative expenses were $1.1 million for the first quarter of 2005 as compared to $997,000 for the same period in 2004.

    Net interest and other income for the first quarter of 2005 was $27,000 as compared to $237,000 in the comparable period of 2004. For the first quarter of 2005, interest income of $180,000 was offset by foreign currency translation losses of $85,000 and other than temporary declines on investments of $68,000.

    Recent Highlights

    * Sangamo BioSciences files first ZFP Therapeutic IND and begins recruiting patients for a Phase I clinical trial. On January 10, 2005 Sangamo BioSciences filed an IND with the Food and Drug Administration (FDA) for a zinc finger DNA-binding protein transcription factor (ZFP TF(TM)), SB-509, engineered to activate or "turn on" the expression of the VEGF-A gene for the treatment of diabetic neuropathy. The Phase I human clinical trial is designed to evaluate the safety and maximum tolerated dose of the ZFP Therapeutic, which in preclinical studies in diabetic rats was shown to reduce disease-induced nerve damage. The multi-center, single blind, placebo-controlled study will be conducted in patients with mild to moderate diabetic neuropathy.

    * Sangamo announced research collaborations in the field of enhanced protein production with both Pfizer Inc and Amgen Inc. We are providing our zinc finger gene activation and zinc finger nuclease technology to Pfizer and our high producing CHOZn(TM) cell line to Amgen, both of which are assessing the technology for use in enhancing mammalian cell-based protein pharmaceutical production.

    * Sangamo published an article in Nature magazine describing the use of our ZFP technology to correct genes in human cells. The research, published in Nature as an advance online publication, represents a significant advance in the ability to specifically and efficiently modify the human genome and provides the scientific foundation for potential therapeutic approaches for a variety of genetic disorders and infectious diseases. In this study, Sangamo scientists demonstrated the use of engineered zinc finger nucleases (ZFN(TM)) to correct errors in the DNA sequence of a disease-causing gene, the IL2Ry gene. Importantly, gene correction was permanent and eliminated the need for integration of any foreign DNA sequence, a cause of problems in certain gene therapy studies.

    * Sangamo's collaborator presents data from our program to develop a treatment for HIV infection at the 12th Conference on Retroviruses and Opportunistic Infections. The data describe the use of Sangamo's ZFN technology in primary human CD4+ T-cells to successfully disrupt the gene encoding the CCR5 receptor, a critical co-receptor for HIV entry into cells. The presentation was made by Sangamo's collaborator, Carl June, M.D., Director, Translational Research at the Abramson Family Cancer Research Institute and Professor, Department of Pathology and Laboratory Medicine at the University of Pennsylvania School of Medicine.

    * Sangamo scientist presents ZFN-mediated gene modification data at the Stakeholders' Meeting organized by the American Society of Gene Therapy. On April 7, 2005, Philip Gregory, D. Phil., Sangamo's senior director of research, presented data from the recently published Nature article as a novel approach to gene-mediated therapy for a variety of diseases and a possible solution to some of the problems that have been observed with traditional gene therapy approaches in the past. The purpose of the meeting was for stakeholders in gene therapy (biotechnology, pharmaceutical companies, academic investigators, the FDA and the National Institutes of Health) to come together to assess progress in clinical gene transfer research and to discuss collaborative ways in which the field can be effectively advanced.

    * Sangamo appointed David Ichikawa as Senior Vice President, Business Development. Mr. Ichikawa has responsibility for all licensing and business development activities for the company and reports to Edward Lanphier, Sangamo's president and chief executive officer. Mr. Ichikawa was most recently Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. He has more than 20 years of industry experience with both pharmaceutical and biotechnology companies in various commercial areas. Prior to Sagres Discovery, David held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance.

    * Margaret Liu, M.D. was appointed to Sangamo's Board of Directors. Dr. Liu is an accomplished leader in the research and development of vaccine and immunization programs for infectious diseases, particularly HIV, and in the field of gene-based therapies. She has served as Senior Director at Merck Research Laboratories in the Department of Virus and Cell Biology, Vice President of Vaccines Research and Gene Therapy at Chiron Corporation, and Senior Advisor in Vaccinology at the Bill and Melinda Gates Foundation. William J. Rutter, Ph.D. announced his retirement from the Board of Directors after five years of service to devote more time to several early stage technology companies of which he is a founder and principal supporter. Dr. Rutter is the co-founder of Chiron Corporation and served as its Chairman of the Board from Chiron's inception in 1981 until 1999.

    Conference Call and Webcast
    Sangamo will host a conference call today at 2:00 p.m. PDT, which will be open to the public via telephone and webcast. During the conference call, the company will review the financial results and discuss other business matters.

    The conference call dial-in numbers are 1-800-688-0836 for domestic callers and 1-617-614-4072 for international callers. The passcode for participants is 95291673. Participants may access the live webcast via a link on the Sangamo BioSciences website http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome in the
Investor Relations section under "Company Overview." For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PDT on April 28, 2005 to 9:00 p.m. PDT on May 5, 2005. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888, respectively. The conference ID number for the replay is 48657778. The webcast will be available on the Sangamo website for two weeks after the call.

    About Sangamo BioSciences, Inc.
    Sangamo BioSciences, Inc is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNs) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

    This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the research and development of novel ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo assumes no obligation to update the forward-looking information contained in this press release.

     SELECTED FINANCIAL DATA
     (in thousands, except per share data)
     (unaudited)
                                                Quarter Ended March 31,
                                             ---------------------------
                                               2005              2004
                                             ---------        ----------
    Consolidated Statement of Operations
     Data:
    Total revenues                           $     256        $      811
    Operating expenses:
      Research and development                   2,695             2,993
      General and administrative                 1,141               997
        Total operating expenses                 3,836             3,990
    Loss from operations                        (3,580)           (3,179)
    Interest and other income, net                  27               237
    Net loss                                 $  (3,553)       $   (2,942)
    Basic and diluted net loss per common
     share                                   $   (0.14)       $    (0.12)
    Shares used in computing basic and
     diluted net loss per common share          25,337            24,977


                                             March 31,       December 31,
                                               2005              2004
                                            -----------      ------------
                                            (Unaudited)

    Condensed Balance Sheet Data:
    Cash, cash equivalents, investments,
     and interest receivable                $    30,006      $     33,520
    Total assets                                 30,818            34,725
    Total stockholders' equity                   29,054            32,377


SOURCE  Sangamo BioSciences, Inc.
    -0-                             04/28/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Kathy Nugent, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc. for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /